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                                                                    EXHIBIT 99.1

               VENTURE SEISMIC ANNOUNCES FORM 10-KSB FILING DELAY

CALGARY, ALBERTA, JANUARY 14, 1999 - VENTURE SEISMIC LTD. (NASDAQ NMS: VSEIF) announced today a delay in the filing with the Securities and Exchange Commission ("SEC") of its Annual Report on Form 10-KSB for its fiscal year ended September 30, 1998. As a result of the filing of Form 12(b)-25, the Form 10-KSB was due on January 13, 1999. The Company is engaged in ongoing discussions with Western Geophysical, a division of Baker Hughes, regarding the previously announced seizure of the Pacific Titan and the related litigation with Continental Holdings Ltd., a wholly owned subsidiary of Venture. Continental was performing the start-up of a one year 3D seismic survey for Western Geophysical when the seizure occurred. The delay in filing is due to the Company's inability to finalize its consolidated financial statements, and related disclosure in the Form 10-KSB, due to significant uncertainties regarding the outcome of the vessel seizure and its potential impact on the Company's material agreements. In addition to discussions with Western Geophysical, the Company is evaluating the feasibility of a number of potential contractual, legal, operational and financial alternatives to address the effects of the seizure and litigation. The Company is unable to determine whether discussions with Western Geophysical will result in a timely or favorable resolution of the dispute between the parties.

 VENTURE SEISMIC LTD. is traded on the Nasdaq National Market and is engaged primarily in the acquisition of land, wetlands and marine seismic data for use in the exploration for and development and field management of oil and gas reserves. The Company acquires seismic data on possible oil and gas reserves for its customers, which range from junior exploration companies to fully-integrated multi-national corporations. Venture's wholly-owned subsidiaries include Continental Holdings Ltd., an Alberta based company engaged in the acquisition of marine seismic data, Boone Geophysical, Inc., a Texas based company engaged in the acquisition of land and wetlands seismic data in the Southern United States, and Hydrokinetic Surveys of Canada Inc., a company based in Western Canada which provides shallow marine airgun and survey services.

This news release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties as detailed from time to time in Venture's SEC filings under the heading "Risk Factors" and elsewhere, including, but not limited to: the outcome of the discussions and litigation with Western Geophysical, the ability to regain the possession of the Pacific Titan, the capital intensive nature of the Company's business, its need for additional funds for operations and debt service requirements, its ability to perform under existing contracts, seasonal fluctuations in operating results, dependence upon principal customers, activity in the oil and gas industry, risks associated with international operations and regulatory, competitive and contractual risks.

FOR FURTHER INFORMATION CONTACT:

                                    Mr. Brian Kozun, President & CEO
                                    Mr. Greg Wiebe, Chief Financial Officer
                                    Venture Seismic Ltd.
                                    (403) 777-9070